EXHIBIT 10.1

SECOND AMENDED & RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT is entered into as of the 1st day of April 2011 by and between, Ilan Sheena Israel Identity # 55366454, resident at 22 Levin Street, Herzliya 46781, Israel (the "Employee") and Zion Oil & Gas, Inc.  (the "Company").

WITNESSETH

WHEREAS, the Company and Employee are parties to that certain Employment Agreement (the “Original Employment Agreement”) entered into as of October 25, 2009 pursuant to which the Employee was employed as “Vice President of Finance” of the Company Caesarea, Israel branch office;

WHEREAS, the Company and Employee entered into an Amended and Restated Employment Agreement as of January 1, 2010 (“First Restated Agreement”);

WHEREAS, the term of employment in the First Restated Agreement was scheduled to terminate on December 31, 2010 and the parties agreed to continue its term until this date;

WHEREAS, the Company and Employee desire to amend and restate the First Restated Agreement in its entirety, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the Employee and the Company hereby agree as follows:

A           Restatement of Original Employment Agreement. With effect from the date first written above, the First Restated Agreement is hereby amended and restated in its entirety so that Employee's continuing duties and obligations to the Company shall henceforth be governed by the terms contained herein (as so amended and restated, the "Second Restated Agreement"). Employee acknowledges and agrees that the Company has satisfied in full all of its obligations to Employee contained under the First Restated Agreement. Following the effective date of this Second Restated Agreement, Employee agrees that the First Restated Agreement, as originally executed by the parties, shall have no force or effect.

1.           Employment

1.1           With effect from the Effective Date (as defined in Section 2), the Company employs Employee and Employee accepts employment with the Company as 'Chief Financial Officer' of Company upon the terms and conditions set forth herein.

1.2           The Employee's authority shall be subject to the authority of the Chief Executive Officer of the Company.

1.3   Rules and Regulations. The Employee shall be bound by and shall faithfully observe and abide by all the rules and regulations of the Company from time to time in force which are brought to his notice and supervisor instructions from time to time. Employee shall sign simultaneously with this Agreement the Company’s ‘Code of Business Conduct and Ethics'.

1.4           Extent of Services. The Employee shall be employed on a full-time basis and shall devote his entire business time, attention and efforts to the performance of his duties and responsibilities under this Agreement and the business and affairs of the Company. The Employee acknowledges hereby that the terms of his employment, the circumstances thereof, and the nature of his work require an unusual amount of personal trust as set out in the Israeli Hours of Employment and Rest Law, 5711-1951, and therefore, the said law shall not apply to the Employee’s employment with the Company.

2.           Term; Termination.

2.1           Term. Employee's employment under this Agreement shall commence as of April 1, 2011(the “Effective Date”) and terminate in accordance with the provisions of this Agreement.  This Agreement may be renewed for successive one year terms upon agreement of the parties (each a “Renewal Term”).

2.2           Termination by Employee. The Employee may terminate this Agreement upon 60 Business Days prior written notice given by the Employee to the Company.  The Company, at its sole discretion, may instruct the Employee not to come to Company offices or do any work hereunder during such 60 day period.  The Company will not be required to pay any severance or termination payments in respect of a termination by the Employee under this Section 2.2.  Upon the termination of employment by the Employee under this Section 2.2 the Company shall pay to the Employee all  salary (including the salary owing during the notice period under this Section 2.2), bonuses and other benefits earned or accrued up to the date of termination (including all amounts in Bituach Menahalim fund under Section 4), but otherwise all obligations of the Company under this Agreement shall end.

2.3           Termination by Company for Cause. The Company may terminate this Agreement and the employment hereunder upon the occurrence of any of the following (each being  “Cause”): (i) Employee breaches any of the terms or conditions of this Agreement; (ii) Employee substantially fails to perform the Employee's areas of responsibility set forth herein, (iii) Employee engages in willful misconduct or acts in bad faith with respect to the Company, in connection with and related to the employment hereunder, (iv) Employee is convicted of a felony, (v) Employee fails to comply with the instructions of the person to whom Employee reports  or (vi) Employee commits any other act which under applicable law would give rise to termination for cause  and in such circumstances the Employee shall not be entitled to prior notice or payment of severance.

2.4           The Company may terminate this Agreement at any time for other than Cause upon written notice and payment (less withholding tax as required by law) of the greater amount of (i) severance pay in accordance with the Severance Pay Law- 1963, and (ii) three months Gross Salary.

2.5           Upon termination of employment for whatever reason, Employee shall remit back to the Company all Company property then in his possession.

2.6           In order to be eligible for the payments as set forth herein upon termination Employee must (i) execute and deliver to the Company a general release, in a form satisfactory to the Company, and (ii) be and remain in full compliance with his obligations under this Agreement.

3.           Compensation

3.1           During the term hereof, and subject to the performance of the services required to be performed hereunder by Employee, the Company shall pay to the Employee for all services rendered hereunder, as salary, once per month, and no later than the seventh calendar day with respect to the prior calendar month, a monthly gross amount of NIS 41,772 (the "Gross Salary"). The Employee shall be entitled to a cost of living allowance, pursuant to extension orders issued by the Labor and Welfare Minister, published from time to time.

3.2           Cell Phone. The Company shall provide Employee with a cell phone and pay the service provider directly for its maintenance and reasonable use charges. The taxable benefits on this item will be grossed up in the monthly salary “gilum hatavah”.

3.3           Car.  Company shall provide Employee with use of a leased automobile with a monthly gross cost up to NIS 4,000 and Company shall pay for gas. The taxable benefits on this item will be grossed up in the monthly salary “gilum hatavah”.

3.4           Professional Fees. The Company shall reimburse Employee professional license fees paid to the Institute of Certified Public Accountants in Israel. In the event that employment hereunder is terminated for any reason the Employee shall reimburse the Company for the pro rata portion of the said fees, if any, for the period after such termination.

3.5           Stock Options. Without derogating from any stock options previously awarded to the Employee, subject to the Employee entering into the Company's standard Employee Stock Option agreement, for services required to be performed hereunder by Employee, the Employee shall be entitled to participate in an employee stock option plan of the Company. The Company shall grant to Employee, so long as Employee remains in the employ of the Company, on the last day of each calendar quarter, commencing June 30, 2011, penny options for 1,875 shares of Common Stock of the Company, under Company’s 2005 Stock Option Plan (or such other plan as may then be in force). All options granted pursuant to this Section 3.5 shall be fully vested when granted and shall be exercisable until January 31, 2020.

4.           Social and Accompanying Benefits

4.1           Vacation. Employee shall be entitled to annual vacation of 22 Working Days (“Annual Leave Quota”), to be taken at times as agreed upon by the parties, taking into account the employees reasonable needs. Employee shall be entitled to accrue unused Annual Leave Quota up to a maximum of twice the Annual Leave Quota (the “Accrual Quota”). Any leave days which have accrued beyond the Accrual Quota shall be deleted and lost, provided however, that if Employee has been unable to use any part of the Annual Leave Quota due to demands of the Company, such unused days shall be redeemed by the Company and paid to the Employee.

In the event of termination of employment, for any reason, Employee shall be entitled to redemption of annual leave solely in accordance with and subject to the provisions of the Annual Leave Law of 1951.

4.2           Sick Leave. Employee shall be entitled to sick leave in accordance with the provisions of the Sickness Pay Law - 1976.

4.3           Recreation Pay. Employee shall be entitled to annual recreation pay (Dmey Havra’a) in an amount to be determined in accordance with Israeli regulations as in effect from time to time with respect to such pay.

4.4           Withholding Tax Company shall withhold, or charge Employee with, all taxes and other compulsory payments as required under applicable law with respect to all payments, benefits and/or other compensation paid to Employee in connection with his employment with Company.

4.5           Offset. Company shall be entitled to offset from any and/or all payments to which Employee shall be entitled thereof, any and/or all amounts to which Company shall be entitled from Employee at such time.

4.6           Army Service.  The Employee if required by Israeli law, may be absent from work to fulfill army reserve obligations (Miluim). Employee shall immediately upon receipt of notice regarding any up-coming Miluim, inform Employer. Employee shall provide Employer timely, with appropriate and necessary documentation, corresponding to days absent for Miluim, so that Employer may claim reimbursement or payment from Bituach Leumi.

4.7           Bituach Menahalim. The Company and the Employee will obtain and maintain Manager's Insurance (Bituach Menahalim) under Israeli law for the benefit of the Employee in the customary form in Israel. Each of the Company and the Employee shall contribute toward the premiums payable in respect of such insurance those amounts which would be recognized under applicable law, but in no event shall such contributed amounts be more than thirteen and one third percent (13 1/3%) and up to two and a half per cent (2.5%) for work disability cover of each monthly Gross Salary payment from the Company and five percent (5%) of such amount from the Employee. It is hereby agreed that in the event that Employee's employment hereunder is terminated by the Company for any reason other than "cause", the amount payable under such insurance policy in respect of severance pay shall be in lieu and final substitution of the amount of severance pay, if any, payable under Israeli law, and the Company shall not be duty-bound to pay any other amounts in respect of severance pay or in respect of the termination of employment.

4.8           Keren Heshtamlut. The Company and the Employee shall maintain an advancement fund under Israeli law (Keren Heshtamlut) for exclusive benefit of the Employee.  The Company shall contribute to such fund an amount equal to 7-1/2% of each monthly Gross Salary payment and the employee shall contribute to such fund an amount equal to 2-1/2% of each monthly Gross Salary payment.  The Employee hereby instructs the Company to transfer to such advancement fund the amount of the Employee's and the Company's contribution from each monthly Gross Salary payment. The employee can elect to receive any part of the employer contribution in cash should this be more efficient for tax purposes at the employees election. Any cost whatsoever associated with receipt by Employee of employer contribution in cash will be borne solely by the Employee (tax or otherwise). On termination of the employment, Employee will be eligible to receive all amounts accrued to him in the fund.

5.           Development Rights.  The Employee agrees and declares that all proprietary information including but not limited to trade secrets, know-how, patents and other rights in connection therewith developed by or with the contribution of Employee's efforts during his employment with the Company shall be the sole property of the Company. Employee shall keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all such proprietary information developed by Employee. Upon the Company's request (whenever made), Employee shall execute and assign to the Company all the rights in such proprietary information. It is hereby acknowledged and agreed that the Gross Salary payable under this Agreement also constitutes sufficient consideration for the Employee's obligation hereunder. The Employee hereby irrevocably waives all moral rights arising under statute in any jurisdiction or under common law which the employee may have now or in the future with respect to any developments.

6.           Secrecy and Nondisclosure

6.1           Employee acknowledges and understands that in his capacity as Employee, he will have access to the Company’s confidential and proprietary information (whether or not so marked) including without limitation, business, financial, marketing, technology, research and development and product information in various media and forms including without limitation written and oral (“Proprietary and Confidential Information”). Proprietary and Confidential Information shall not include information that has become part of the public knowledge except as a result of breach of this Agreement by the Employee.

6.2           Employee agrees to hold in trust and confidence all Proprietary and Confidential Information disclosed to Employee and further agrees not to exploit or disclose the Proprietary and Confidential Information to any other person or entity or use the Proprietary and Confidential Information directly or indirectly for any purpose other than for Employee’s work with the Company.

6.3           The Employee acknowledges and agrees that the Proprietary and Confidential Information furnished hereunder is and shall remain proprietary to the Company.

6.4           Unless otherwise required by statute or government rule or regulation, all copies of the Proprietary and Confidential Information, shall be returned to the Company immediately upon request without retaining copies thereof.

6.5           The Employee acknowledges that the Company has received and in the future will receive from third parties confidential or proprietary information (whether or not so marked) (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Employee shall hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with his work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

6.6           It is hereby acknowledged and agreed that the Law of Commercial Torts shall apply to the Employee's undertaking hereunder.

7.           Poaching

7.1           The Employee shall not at any time during the period from the termination of this Agreement or any extension hereof, to the expiry of one (1) year, employ or attempt to employ or solicit or endeavor to entice away from or discourage from being employed by the Company any person who is, or shall at any time until the termination of this Agreement or any extension hereof, one of the employees of the Company or was an employee anytime in the previous 6 months.

8.           Miscellaneous

8.1           Assignment. Company may assign or transfer this Agreement or any right, claim or obligation provided herein, provided however that none of Employee’s rights under this Agreement are thereby diminished.

8.2           No Waiver Company’s failure or delay in enforcing any of the provisions of this Agreement shall not, in any way, be construed as a waiver of any such provisions, or prevent Company thereafter from enforcing each and every other provision of this Agreement which were previously not enforced.

8.3           Employee Representations.  The Employee represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a breach of any agreement or other instrument to which he is party, (ii) does not require the consent of any person, and (iii) shall not utilize during the term of her employment any proprietary information of any third party, including prior employers of the Employee.

8.4           Entire Agreement. This Agreement and Schedules hereto constitutes the entire understanding and agreement between the parties and supersedes any and all prior discussions and agreement and correspondence, and may not be amended or modified in any respect except by a subsequent writing executed by both parties unless agreed otherwise herein.

8.5           Notices.  All notices or other communications required or desired to be sent to either Party shall be in writing and shall be sent by hand or by Registered or Certified mail, postage prepaid, return receipt requested, or sent by telegram or facsimile to the address set forth in the Preamble to this Agreement or to such other address as the recipient may designate by notice in accordance with the provisions of this Clause. Any such notice shall have been deemed to have been delivered if served by hand when delivered, if by Registered or Certified Mail 48 hours after posting if within the same country or 14 days if posted from another country, and by telex or facsimile transmission when dispatched and receipt confirmed by recipient party.

8.6           Severability.  Any term or provision of this Agreement which is found by a court, tribunal or arbitration panel to be invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the other terms or provisions of this Agreement. In the event that any term or provision of this Agreement is found to be unenforceable or ineffective, then the reviewing court, tribunal or arbitration panel may modify such term or provision to the extent necessary to render it enforceable and the parties agree to be bound by and perform this Agreement as modified.

8.7           Applicable Law. This Agreement and the performance hereof shall be construed and governed in accordance with the internal laws of Israel, without reference to principles of conflict of laws. Each party hereby irrevocably consents to the jurisdiction of the appropriate court venue in Tel-Aviv for any dispute or action relating to this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly signed by the date stated above.

Zion Oil & Gas, Inc.

/s/ Ilan Sheena	/s/ Richard J. Rinberg
Ilan Sheena	Richard J. Rinberg
Chief Executive Officer